Exhibit 99.1

LiqTech Announces Closing of Private Placement of $6 Million Senior Notes and Repayment of Outstanding Convertible Note

BALLERUP, Denmark, June 23, 2022 /PRNewswire/ LiqTech International, Inc. (NASDAQ: LIQT) (“LiqTech” or the “Company”), a clean technology company that manufactures and markets highly specialized filtration technologies, announced today that it has completed a private placement of senior notes in an aggregate principal amount of $6 million (the “Notes”) and warrants to purchase 4,250,000 shares of LiqTech common stock (the “Warrants”) to affiliates of Bleichroeder L.P., 21 April Fund, L.P. and 21 April Fund, Ltd. (the “Investors”), pursuant to a note and warrant purchase agreement.

The Notes have a term of 24 months and will not bear interest during this period. The Warrants have an exercise price of $0.65 per share and a term of five years. The Investors are entitled to resale registration rights under a registration rights agreement for the shares of common stock issuable upon exercise of the Warrants.

Proceeds from the Notes, along with proceeds from the recent equity raise completed on May 19, 2022, will be used to repay all amounts outstanding under the Company’s convertible note due 2023 held by an affiliate of High Trail Capital totaling $13.5 million.

None of the securities issued in the Offering will be registered under the United States Securities Act of 1933, as amended (the “1933 Act”), and none of them may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the 1933 Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

About LiqTech International Inc.

LiqTech International, Inc., a Nevada corporation, is a clean technology company that provides state-of-the-art ceramic silicon carbide filtration technologies for gas and liquid purification.  LiqTech’s silicon carbide membranes are designed to be used in the most challenging water purification applications and its silicon carbide filters are used to control diesel exhaust soot emissions.  Using nanotechnology, LiqTech develops products using its proprietary silicon carbide technology, resulting in a wide range of component membranes, membrane systems, and filters for both microfiltration and ultrafiltration applications.  By incorporating LiqTech’s SiC liquid membrane technology with the Company´s extensive systems design experience and capabilities, LiqTech offers unique, turnkey solutions for the most difficult water purification applications.